Exhibit 4.5

                                PHOTOWORKS, INC.
                     [FORM] QUALIFIED STOCK OPTION AGREEMENT


     THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of November 1, 2000 (the "Grant Date") between PhotoWorks, Inc., a Washington corporation (the "Company") and Howard Lee ("Holder").

     THE PARTIES AGREE AS FOLLOWS:

     1. Grant of Option; Grant Date. The Company hereby grants to Holder, the right (the "Option") to purchase up to 500,000 shares of the Company's Common Stock (the "Option Shares") at a price per share of $2.375 (the "Exercise Price"), on the terms and conditions set forth in this Agreement. This Option is not intended to qualify as an incentive stock option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. The number and kind of Option Shares and the Exercise Price may be adjusted in certain circumstances in accordance with the provisions of Section 5 below.

     2. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

          2.1 Board. "Board" means the Board of Directors of the Company.

          2.2 Cause. "Cause" means dishonesty, fraud, misconduct, disclosure of confidential information, conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof, habitual absence from work for reasons other than illness, intentional conduct which causes significant injury to the Company, habitual abuse of alcohol or a controlled substance, in each case as determined by the Board, and its determination shall be conclusive and binding.


          2.3 Change in Control. "Change in Control" means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.


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          2.4 Common Stock.  "Common  Stock" means the common  stock,  par value
     $.01, of the Company.

          2.5 Disability. "Disability" means a medically determinable mental or physical impairment or condition of the Holder which is expected to result in death or which has lasted or is expected to last for a continuous period of twelve (12) months or more and which causes the Holder to be unable, in the opinion of the Board on the basis of evidence acceptable to it, to perform his or her duties for the Company.

          2.6 Fair Market Value. "Fair Market Value" shall be as established in good faith by the Board or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

          2.7 Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

          2.8 Subsidiary. "Subsidiary," except as expressly provided otherwise, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Board, and any entity that may become a direct or indirect parent of the Company.

     3. Termination of Option. This Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

     (a) five years from the date of grant;

     (b) the expiration of three months from the date Holder ceases to be an employee, director, officer, consultant, agent, advisor or independent contractor of the Company or a Subsidiary, for any reason other than death or Disability;

     (c) the expiration of one year from (i) the date of Holder's death; or (ii) Holder's termination of employment by or service to the Company coincident with Disability; or

     (d) immediately upon Holder's termination of employment by or service to the Company for Cause.

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     4. Exercise of Option.

          4.1 Exercise Schedule. This Option shall vest and become exercisable with respect to 25% of the Option Shares on the one-year anniversary of the Grant Date and with respect to the remaining Option Shares in a series of twelve (12) successive equal quarterly installments following the one-year anniversary of the Grant Date such that the Option shall be fully vested on the fourth anniversary of the Grant Date. In no event shall the Option continue to vest after Holder's termination of employment by or service to the Company. The unvested portion of the Option, if any, shall terminate immediately upon the Holder's termination of employment by or service to the Company for any reason whatsoever. The vesting schedule for this Option is subject to acceleration in accordance with the provisions of Section 5.2 below.

          4.2 Manner of Exercise. Holder may exercise this Option by: (i) the surrender of this Option Agreement to the Secretary of the Company at the principal office of the Company, accompanied by an executed notice of exercise in the form attached hereto as Exhibit 4.2 (or at the option of the Company such other form of stock purchase agreement as shall then be acceptable to the Company), (ii) paying in full the Exercise Price in the manner provided in Section 4.3 below and (iii) paying his share of any applicable withholding or employment taxes. This Option may not be exercised as to less than 100 Shares at any one time (or the lesser number of remaining shares covered by this Option). The date the Company receives each of the above items will be considered the date this Option was exercised.

          4.3 Payment of the Exercise Price. The Exercise Price for Shares purchased under this Option shall be paid in full to the Company by delivery of consideration equal to the product of the Exercise Price and the number of Shares purchased. Such consideration must be paid in cash or check, except that the Board of Directors, in its sole discretion, may, authorize payment in one or more of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is
     registered   under   Section  12(b)  or  12(g)  of  the  Exchange  Act,  by
     attestation) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option Exercise
     Price;  (b)  delivery  of  a  full-recourse   promissory  note  in  a  form
     satisfactory to the Board of Directors, evidencing a loan made by the Company in its sole discretion, together with any other form of security determined to be necessary by the Board of Directors; (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a third party designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option Exercise Price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such third party, all in accordance with the regulations of the Federal Reserve Board; or (d) such other consideration as the Board of Directors may permit. The proceeds of any payment shall constitute general funds of the Company.
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          4.4  Nonassignability  of Option.  This  Option  may not be  assigned, pledged or transferred by the Holder other than by will or by the laws of descent and distribution, and during the Holder's lifetime, such this Option may be exercised only by the Holder. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this Option and any levy of execution, attachment, or similar process on this Option, shall be null and void.

     5. Adjustments.

          5.1 Adjustments of Shares. In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Board, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the number and class of securities that are subject to this Option and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

          5.2 Dissolution, Liquidation or Change in Control Transactions.

          (a) In the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Holder at least fifteen (15) days prior to such proposed action. To the extent not previously exercised, this Option will terminate immediately prior to the consummation of such proposed action.

          (b) If, in connection with a Change in Control, this Option does not remain outstanding and either this Option is not assumed by the surviving entity or its parent, or the surviving entity or its parent does not substitute an option with substantially the same terms for this Option, this Option shall, unless the Board determines otherwise in its sole and absolute discretion, become exercisable in full, whether or not the vesting requirements set forth in this Option Agreement have been satisfied, for a period prior to the effective date of such Change in Control of a duration specified by the Board, and thereafter this Option shall terminate.

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          (c) Notwithstanding Subsection (b) above, if the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if the Company's independent public accountants and such other party's independent public accountants separately determine in good faith that the transaction constituting a Change in Control would qualify for treatment as a "pooling of interests" but for the acceleration of vesting provided for in Subsection (b) above, then the acceleration of exercisability shall not occur to the extent that the Company's independent public accountants and such other party's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting for such transaction.

          5.3 Further Adjustment of Awards.

          Subject to the preceding Section 5.2, the Board shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, dissolution, liquidation or Change in Control of the Company to take such further action as it determines to be necessary or advisable, and fair and equitable to Holder, with respect to this Option. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, this Option so as to provide for earlier, later, extended or additional time for exercise, payment or settlement or lifting restrictions, differing methods for calculating payments or settlements, alternate forms and amounts of payments and settlements and other modifications.

          5.4 Fractional Shares.

          In the event of any adjustment in the number of shares covered by this Option, any fractional shares resulting from such adjustment shall be disregarded and this Option shall cover only the number of full shares resulting from such adjustment.

     6. Withholding Taxes

     The Company may require the Holder to pay to the Company in cash the amount of any withholding taxes that the Company is required to withhold with respect to the exercise of this Option The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to this Option, an amount equal to such taxes. The Company may also deduct from this Option any other amounts due from the Holder to the Company or a Subsidiary.

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     7. Restriction on Issuance of Shares.

          7.1 Legality of Issuance. The Company shall not be obligated to sell or issue any Option Shares pursuant to this Agreement if such sale or issuance, in the judgment of the Company and the Company's counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Securities Act.

          7.2 Registration or Qualification of Securities. The Company shall be under no obligation to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares Option Shares issued upon the exercise of this Option or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

     8. Restriction on Transfer. Regardless of whether a sale of the Option Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of Option Shares
(including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company's counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law, or if the Company does not desire to have a trading market develop for its securities.

     9. No Rights As A Shareholder.

     This Option shall not entitle the Holder to any cash dividend, voting or other right of a shareholder unless and until the date of issuance of the shares that are the subject of this Option.

     10. Professional Advice. The acceptance and exercise of the Option and the sale of Option Shares has consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Holder. Accordingly, Holder acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option and the Option Shares. Holder further acknowledges that the Company has made no warranties or representations to Holder with respect to the income tax consequences of the grant and exercise of this Option or the sale of the Option Shares and Holder is in no manner relying on the Company or its representatives for an assessment of such consequences.

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     11.  Assignment;  Binding  Effect.  Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Holder may not assign any of Holder's rights under this Agreement.

     12. Damages. Holder shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Option Shares which is not in conformity with the provisions of this Agreement.

     13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington excluding those laws that direct the application of the laws of another jurisdiction.

     14. Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Holder is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

                           PhotoWorks, Inc.
                           1260 - 16th Avenue West
                           Seattle, Washington  98119
                           c/o Corporate Secretary


Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for Holder and related to this Agreement, if not delivered by hand, shall be mailed to Holder's last known address as shown on the Company's books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and two (2) business days after mailing, if by mail.

     15. Arbitration. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Seattle, Washington, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 14 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution


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of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 13 shall be valid and sufficient.

     16. Rights of Holder. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon Holder any right to, or guarantee of, continued employment by, or service as a director or consultant to, the Company, or in any way limit the right of the Company to terminate Holder's relationship with the Company.





     IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the Effective Date.

                               PHOTOWORKS, INC.

                               By:     /s/ Gary Christophersen
                               Title:  Chairman


Holder hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.


                                 /s/ Howard Lee
                                 Holder


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                                   EXHIBIT 4.2

                               NOTICE OF EXERCISE

                   (To be signed only upon exercise of Option)

To:      PhotoWorks, Inc.
         1260 - 16th Avenue West
         Seattle, Washington  98119

     The undersigned, the holder of an option to purchase shares of common stock of PhotoWorks, Inc. pursuant to an Option Agreement dated as of __________ __, ____ (the "Option Agreement") hereby irrevocably elects to exercise the purchase right represented by the Option Agreement for, and to purchase under that Option Agreement, __________ shares of Common Stock and herewith makes payment of $_____________ for those shares and payment of $___________ for holder's share of withholding and employment taxes resulting from such exercise. Holder hereby confirms the representations, warranties and agreements set forth in the Option Agreement.

     DATED: __________________, ____.


                                    HOLDER:


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                               By:
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                               Title:
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                                    ADDRESS:

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